As filed with the Securities and Exchange Commission on September 29, 2025

Registration No. 333-262838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3873	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Ha-Tnufa St. Yokne’am Illit, 2066736 Israel Tel: +972.4.6185670	Mudra Wearable, Inc. 24A Trolley Square #2203 Wilmington, DE 19806
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10019 Tel: 212.660.5003	Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 7, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-262838), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on September 12, 2022. The Registration Statement originally covered an offering, or the Offering, of (A) 46,875 units, or Units, each consisting of one ordinary share of the Company, no par value per share, or Ordinary Shares, and two warrants to purchase one Ordinary Share each, or each, an IPO Warrant (each with an initial exercise price of $320.00 per Ordinary Share and an exercise price of $160.00 following the Exercise Price Adjustment, as defined below), in a firm commitment underwritten offering, at a public offering price of $340.00 per Unit, (B) up to 7,031 additional Ordinary Shares and/or IPO Warrants to purchase up to 14,062 Ordinary Shares, issuable to Aegis Capital Corp., the underwriter in the Offering, or the Underwriter, solely to cover over-allotments, if any, pursuant to its over-allotment option, which expired on October 27, 2022, and (C) warrants issued to the Underwriter to purchase up to 2,344 Ordinary Shares, at an exercise price of $424.80 per Ordinary Share, or the Underwriter’s Warrants. This Post-Effective Amendment is being filed to (i) update certain financial information contained in the Registration Statement, and (ii) cover the sale of Ordinary Shares issuable from time to time upon exercise of such IPO Warrants and Underwriter’s Warrants that remain unexercised as of the date hereof, and include an updated prospectus related to the offering of Ordinary Shares and Ordinary Shares underlying the IPO Warrants and Underwriter’s Warrants that were registered on the Registration Statement.

We refer to the Ordinary Shares, the IPO Warrants, and the Ordinary Shares issued or issuable upon exercise of the IPO Warrants, collectively, as the securities.

The information included in this filing updates the Registration Statement and the prospectus contained therein, or the Prospectus. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2025

PROSPECTUS

Wearable Devices Ltd.

This prospectus relates to the issuance of up to 100,933 ordinary shares, no par value per share, or Ordinary Shares, of Wearable Devices Ltd., or the Company, upon the exercise of the following warrants, issued by us on September 15, 2022, as part of our initial public offering, or the IPO: (i) warrants, or the Warrants, to purchase up to 98,589 Ordinary Shares, which were exercisable at an initial exercise price of $320.00 per Ordinary Share (and an exercise price of $160.00 following the Exercise Price Adjustment, as defined below), and were exercisable immediately upon issuance and expire on September 15, 2027, and (ii) warrants, or the Underwriter’s Warrants, issued to the Underwriter to purchase up to 2,344 Ordinary Shares, which are exercisable at an exercise price of $424.80 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027.

We refer to the Ordinary Shares, the IPO Warrants, the Underwriter’s Warrants and the Ordinary Shares issued or issuable upon exercise of the IPO Warrants and Underwriter’s Warrants, collectively, as the securities. See “Description of Securities we are Offering” for more information.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $160.00 for the IPO Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the IPO Warrants), the IPO Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the IPO Warrants to $160.00, or the Exercise Price Adjustment.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “WLDS” and “WLDSW,” respectively. On September 26, 2025, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $4.95 per share and $4.54 per warrant, respectively.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7  and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, or the 2024 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2025

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All historical quantities of Ordinary Shares and per share data presented herein give retroactive effect to our 1-for-20 reverse share split effected prior to the start of trading on Nasdaq on October 10, 2024, and on our 1-for-4 reverse share split effected prior to the start of trading on Nasdaq on March 17, 2025. Further, on September 26, 2024, the par value of our Ordinary Shares was changed from NIS 0.01 par value per share to no par value per share.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus, including the documents incorporated by reference, includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle finger gestures and hand movements. Since our technology was introduced to the market in 2014, we have been working with both B2B and B2C customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, starting in December 2023, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia. In September 2024, we launched the Mudra Link, a universal gesture control wearable wristband. The Mudra Link was opened for pre-orders in September 2024 and we started shipping to customers in the first quarter of 2025.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, augmented reality, or AR, glasses, virtual reality, or VR, headsets, televisions, personal computers and laptop computers, drones, robots, etc.

The Mudra Development Kit (formerly Mudra Inspire), our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. At CES 2024, the Mudra Band for Apple Watch, our flagship B2C product, was included in the “Best of CES 2024” products list by SlashGear. At CES 2025, the Mudra Link, our gesture control stand-alone wristband for all Bluetooth compatible devices, won the CES 2025 Honoree Award in XR Technologies & Accessories.

In 2024 and 2023, we had revenues of $522 thousand and $82 thousand, respectively, and comprehensive and net loss of $7.9 million and $7.8 million, respectively. During the six months ended June 30, 2025 and June 30, 2024, we had revenues of $294 thousand and $394 thousand, respectively, and comprehensive and net loss of $3.7 million and $4.2 million, respectively.

Over 100 companies have purchased our Mudra Development Kit (formerly Mudra Inspire), 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of September 25, 2025, we have not signed a license agreement with any of these companies.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra, our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Our Growth Strategy

We intend to achieve a leading brand position for neural input technology, and to expand our operations to digital and wearable computers. Key elements of our growth strategy include:

●	Offer a broad range of platform devices. We believe everyone’s needs are unique, so we will offer our users a wide range of connected devices to interact and control in multiple styles, form factors, and price points, to allow people to find the devices that fit their lifestyles and goals. We believe that we can leverage the growing public acceptance and awareness of wearable neural technologies and the rising adoption of wearable devices to market multiple Mudra-based consumer products.

●	Introduce new features, use-cases, software applications, and services. We plan to continue introducing new features and services to increase user engagement and revenue. For example, we are building a diverse user-gesture data bank, which will enable us to develop additional new gestures. It is our belief that the gestures should be natural for the user and tailored based on the use-case and controlled device, instead of a “one size fits all” approach which forces the user to learn new interactions. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry solutions. The platform serves multiple corporations, businesses and individuals in the form of customized mobile and computer applications with a broad range of business models that include hardware sales, licensing, and Software-as-a-Service, or SaaS model.

●	Integrate our Mudra technology into existing devices. We intend to leverage our strong relationships with multiple consumer electronics companies and brands to sign software and hardware licenses and royalty contracts to make ourselves a fundamental input component for all digital devices and platforms. We also believe our superior software and hardware integration ability to work with companies will enable us to sign agreements with leading global and smaller companies for consumer devices and industry use-cases.

●	Further penetrate the additional markets. We intend to increase our focus on building relationships with corporations in Industry 4.0, wellness and digital health, and sports analytics. Our main advantage is the ability to continuously and securely track the user’s engagement over lengthened periods of times and supply meaningful insights for employee performance and safety and the user’s physiology.

●	Expand brand awareness, global distribution and drive sales of our products and services. We intend to increase our marketing efforts to further expand global awareness of our brand and drive greater sales of our products and services. The international markets represent a significant growth opportunity for us, and we intend to expand sales of our products and services globally through select retailers and strategic partnerships.

●	Data monetization. Once we have a sufficiently large database, we intend to monetize data derived from a combination of gestures that authenticates a user, identification of patterns of daily behavior, and monitoring of metrics and identification. This will expand our offerings related to data and user behavior, which can open multiple new markets and opportunities.

Recent Developments

At the Market Offering

On September 25, 2025, we entered into a Sales Agreement, or the ATM Agreement, with A.G.P./Alliance Global Partners as sales agent, or the Sales Agent, in connection with an “at the market offering,” under which we may may offer and sell, from time to time, through the Sales Agent, up to $7,400,000 of our Ordinary Shares. The compensation to the Sales Agent for sales of the shares is a placement fee of 3.0% of the gross sales price of each sale of Ordinary Shares sold pursuant to the ATM Agreement.

In connection with entering into the ATM Agreement, on September 25, 2025, we filed with the SEC a prospectus supplement relating to the offer, issuance and sale of up to $7,400,000 of our Ordinary Shares pursuant to the ATM Agreement.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, 2066736 Israel. Our telephone number in Israel is 972.4.6185670. Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” until the end of 2027, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market, or Nasdaq, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to the Ownership of Our Ordinary Shares.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Issuer	Wearable Devices Ltd.

Ordinary Shares currently issued and outstanding	5,646,263 Ordinary Shares

Ordinary Shares offered by us	Up to 100,933 Ordinary Shares issuable upon the exercise of (i) IPO Warrants to purchase up to 98,589 Ordinary Shares (including IPO Warrants to purchase up to 14,062 Ordinary Shares issued following the partial exercise of the over-allotment option granted to the Underwriter, in connection with the IPO), and (ii) Underwriter’s Warrants to purchase up to 2,344 Ordinary Shares.

Description of IPO Warrants	Each Warrant has an exercise price of $320.00 per Ordinary Share, became exercisable immediately upon issuance and will expire on September 15, 2027. Subject to certain exemptions outlined in the Warrant, for a period until two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sell, enter into an agreement to sell and subsequently sells, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition that subsequently closes) any Ordinary Shares or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect, or a Dilutive Issuance, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the exercise price of the IPO Warrants on the issuance date, or the Initial Exercise Price. On the date that is 90 calendar days immediately following the initial issuance date of the IPO Warrants, the exercise price of the IPO Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the IPO Warrants on the issuance date or (b) 100% of the lowest volume weighted average price per Ordinary Share occurring on any day between the initial exercise date of the IPO Warrants and 90 calendar days following the issuance date of the IPO Warrants. The lowest Reset Price is $160.00, which is 50% of the Initial Exercise Price. To better understand the terms of the IPO Warrants, you should carefully read the “Description of Share Capital” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price adjustments were offered to Warrant holders based on market conditions. On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $160.00 for the IPO Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the IPO Warrants), the IPO Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the IPO Warrants to $160.00.

Description of Underwriter’s Warrants	We issued to the Underwriter Underwriter’s Warrants to purchase up to 2,344 Ordinary Shares. The Underwriter’s Warrants have an exercise price of $424.80 per Ordinary Share, became exercisable beginning on March 12, 2023, and will expire on September 12, 2027.

Ordinary Shares to be issued and outstanding assuming exercise of and outstanding IPO Warrants and Underwriter’s Warrants (1)	5,747,196 Ordinary Shares

Use of proceeds	We will receive up to approximately $15.8 million in net proceeds if all IPO Warrants are exercised (assuming an exercise price of $160.00 per Ordinary Share following the Exercise Price Adjustment) and up to $996 thousand in net proceeds if all Underwriter’s Warrants are exercised.

We currently expect to use the net proceeds from the IPO and this offering for the following purposes:

	●	approximately $1.95 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

	●	approximately $2.4 million to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

	●	approximately $3.3 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and User Experience, or UX;

	●	approximately $2.1 million for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products;

	●	$300,000 for a cash payment to Alpha Capital Anstalt, or Alpha, as compensation for their consent to the IPO;

	●	$840,000 for repayment of a loan from L.I.A. Pure Capital Ltd., or Pure Capital; and

	●	the remainder for working capital and general corporate purposes, including an aggregate of approximately $650 thousand payable to certain of our executive officers as bonuses as a result of completion of the IPO.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of the IPO and this offering.

Risk factors

You should read the “Risk Factors” section beginning on page 7  of this prospectus, and “Item 3. Key Information—D. Risk Factors” in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	“WLDS” for the Ordinary Shares and “WLDSW” for the IPO Warrants.

(1)	Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 5,646,263 Ordinary Shares outstanding as of September 25, 2025. This number excludes:

●	22,222 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under our 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $31.62 per Ordinary Share, of which 17,085 were vested as of September 25, 2025;

●	277 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $180.00 per Ordinary Share, and an additional 295 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $338.40 per Ordinary Share;

●	12,976 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	62,500 Ordinary Shares reserved for future issuance under our 2024 Employee Stock Purchase Plan, or the 2024 Purchase Plan;

●	3 Ordinary Shares reserved for issuance under the Standby Equity Purchase Agreement, or the SEPA, between the Company and YA II PN, Ltd.;

●	3,322,000 Ordinary Shares issuable upon the exercise of warrants agreed to be issued under a warrant inducement agreement entered into August 2025, subject to shareholder approval before issuance;

●	564,059 Ordinary Shares issuable upon the settlement of outstanding restricted share units, or RSUs, allocated or granted to directors, employees and consultants under our 2024 Global Equity Incentive Plan, or the 2024 Plan, of which none were vested as of September 25, 2025;

●	157,627 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	1,000,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $4.00 per share; and

●	670,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $6.00 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and “Item 3. Key Information — D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

We conduct our operations in Israel. Conditions in Israel, including conditions affected by the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

Our offices are located in Yokne’am Illit, Israel, thus, political, economic, and military conditions in Israel may directly affect our business. On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and the Israeli military began to call-up reservists for active duty. As of March 18, 2025, the ceasefire that had been in place since January 2025 has ended, and hostilities have resumed. The continuation of the conflict has led to heightened security concerns, potential disruptions to business operations, and economic instability. There remains significant uncertainty regarding the duration and escalation of the conflict, and further military actions, restrictions, or government-imposed measures could adversely affect our operations, supply chains, and financial condition.

Following the attack by Hamas on Israel’s southern border, Hezbollah, a terrorist organization in Lebanon, has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon, and in October 2024, the Israeli military initiated a ground operation in Lebanon, primarily near the Israel-Lebanon border. As of the end of November 2024, Israel entered into a ceasefire agreement with Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In December 2024, Ba’athist Syria, led by President Bashar al-Assad, collapsed during a major offensive by opposition forces made up of several competing rebel groups. In response, the Israeli Defense Forces took control over a United Nations-designated buffer zone over Mount Hermon that separated Israel and Syria. Simultaneously, Israel conducted targeted military strikes against military assets in Syria, aiming to eliminate any chemical weapons storage sites that could be used by rebel groups and further weaken Iran’s operational capabilities in the region. While the transitional government of Syria has indicated that it is interested in reconstruction and stability rather than a continuation of conflicts with Israel, there are no guarantees that there is no future escalation of hostilities or that Syria will permit other neighboring countries to launch attacks at Israel from its territory.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. As of September 25, 2025, there is a ceasefire between Israel and Iran, but hostilities between Israel and Iran may further escalate, with both sides launching attacks against one another. In addition, during the two-week fighting with Iran in June 2025, Israel closed its airspace and ceased all port activity related to commercial shipments. In case of continued escalation, the functioning at our offices in Yokne’am might be disrupted.

It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, will join the hostilities. Additionally, Iran may continue its direct aggression against Israel. Such hostilities may include terror and missile attacks. Any hostilities involving Israel, or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

As of today, these events have had no material impact on the Company’s operations. According to the recent guidelines of the Israeli government, the Company’s offices are open and functioning as usual. However, if the war escalates and expands to the Northern border with Lebanon, the Israeli government potentially will impose additional restrictions on movement and travel, and our management and employees’ ability to effectively perform their daily tasks might be temporarily disrupted, which may result in delays in some of our projects.

The Company currently has the supply of materials needed for its regular operations. While there may be some possible delays in supply, those are currently not anticipated to be material to the Company’s operations. However, if the war continues for a significant amount of time, this situation may change.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport among Israel and its trading partners could make it more difficult for us to raise capital, if needed in the future, and adversely affect our operations and results of operations and the market price of our Ordinary Shares. Moreover, we cannot predict how this war will ultimately affect Israel’s economy in general, which may involve a downgrade in Israel’s credit rating by rating agencies (such as the second downgrade by Moody’s of its credit rating of Israel from A2 to Baa1 in September 2024).

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to the series of attacks on civilian and military targets in October 2023, there have been significant call-ups of military reservists. Currently, none of the Company’s employees are in military reserve service. However, if the number of reservists in our Company increases and becomes significant, our operations could be disrupted by such call-ups.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and the market price of our Ordinary Shares, and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary, in order to meet our business partners face to face.

The intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. However, if the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial condition. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, and adversely affect our ability to raise additional funds or sell our securities, among other impacts.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2024 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●

our financial statements for the year ended December 31, 2024 and six months ended June 30, 2025, contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	our ability to comply with Nasdaq listing requirements;

●	the global political and economic environment in countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the Israel-Gaza Strip war, the war with Iran and conflicts with Hezbollah in Lebanon;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2024 Annual Report as well other factors in the 2024 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares and IPO Warrants are listed on Nasdaq under the symbols “WLDS” and “WLDSW,” respectively. All of our Ordinary Shares have the same rights and privileges. See “Description of Share Capital.”

USE OF PROCEEDS

We will receive up to approximately $15.8 million in net proceeds if all IPO Warrants are exercised (assuming an exercise price of $160.00 per Ordinary Share following the Exercise Price Adjustment) and up to $996 thousand if all Underwriter’s Warrants are exercised.

We currently expect to use the net proceeds from the IPO and this offering for the following purposes:

●	approximately $1.95 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

●	approximately $2.4 million to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

●	approximately $3.3 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and User Experience, or UX;

●	approximately $2.1 million for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products;

●	$300,000 for a cash payment to Alpha, as compensation for their consent to the IPO;

$840,000 for repayment of a loan from L.I.A. Pure Capital Ltd., or Pure Capital; and

●	the remainder for working capital and general corporate purposes, including an aggregate of approximately $650 thousand payable to certain of our executive officers as bonuses as a result of completion of the IPO.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from the IPO and this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from the IPO and this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from the IPO and this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis;

●

on a pro forma basis to give effect to the (i) the receipt of net proceeds of $2.2 million and the issuance of 1,661,000 Ordinary Shares that were issued in August 2025 as part of a warrant inducement transaction, (ii) the receipt of net proceeds of $3.5 million and the issuance of 440,000 Ordinary Shares and 560,000 Ordinary Shares issued upon the exercise of pre-funded warrants in connection with the September 11 Offering, (iii) the receipt of net proceeds of $3.54 million and the issuance of 440,000 Ordinary Shares and 230,000 Ordinary Shares issued upon the exercise of pre-funded warrants in connection with the September 15 Offering, and (iv) the issuance of an aggregate of 27,430 Ordinary Shares upon the settlement of RSUs from July through September 2025; and

●

on a pro forma as adjusted basis to give effect to the items above and the issuance of: (i) up to 98,589 Ordinary Shares issuable upon the exercise of the IPO Warrants, for aggregate net proceeds of $15.8 million (assuming an exercise price of $160.00 per Ordinary Share following the Exercise Price Adjustment); and (ii) up to 2,344 Ordinary Shares issuable upon the exercise of the Underwriter’s Warrants, for aggregate net proceeds of $996 thousand, as if such issuances had occurred as of June 30, 2025.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2025 and “Management’s Discussion and Analysis of Financial Condition and results of Operations for the Six Months Ended June 30, 2025” attached as exhibits 99.1 and 9.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, submitted on September 9, 2025 and incorporated by reference herein.

	As of June 30, 2025
U.S. dollars in thousands	Actual*	Pro Forma*	Pro Forma As Adjusted*
Cash	2,064	11,301	28,071
Long term debt	-	-	-
Shareholders’ equity:
Share capital	67	67	67
Additional paid in capital	36,563	45,800	62,570
Accumulated losses	(32,817)	(32,817)	(32,817)
Total shareholders’ equity	3,813	13,050	29,820
Total capitalization	3,813	13,050	29,820

*	Unaudited.

Except as otherwise indicated above, the number of Ordinary Shares held by existing shareholders is based on 2,287,833 Ordinary Shares outstanding as of June 30, 2025, and excludes as of such date:

●	22,222 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Plan, at a weighted average exercise price of $31.62 per Ordinary Share, of which 17,085 were vested as of September 25, 2025;

●	277 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $180.00 per Ordinary Share, which are all vested as of September 25, 2025, and an additional 295 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $338.40 per Ordinary Share;

●	3 Ordinary Shares reserved for issuance under the SEPA between the Company and YA II PN, Ltd.;

●	564,059 Ordinary Shares issuable upon the settlement of RSUs granted to certain employees, directors and consultants under our 2024 Plan;

●	12,976 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	62,500 Ordinary Shares reserved for future issuance under the 2024 Purchase Plan;

●	3,322,000 Ordinary Shares issuable upon the exercise of warrants agreed to be issued under a warrant inducement agreement entered into August 2025, subject to shareholder approval before issuance;

●	157,627 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	1,000,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $4.00 per share; and

●	670,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $6.00 per share.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the IPO Warrants and the as adjusted net tangible book value per Ordinary Share after exercise of all the IPO Warrants.

On June 30, 2025 we had a net tangible book value of $3.8 million corresponding to a net tangible book value of $1.67 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 2,287,833, the total number of Ordinary Shares issued and outstanding on June 30, 2025.

After giving effect to (1) the issuance of 1,661,000 Ordinary Shares and receipt of net proceeds of $2,191,000 in August 2025 (2) the issuance of 440,000 Ordinary Shares and 560,000 Ordinary Shares upon the exercise of pre-funded warrants on September 12, 2025 and the issuance of 440,000 Ordinary Shares and 230,000 Ordinary Shares upon the exercise of pre-funded warrants on September 15, 2025; and (3) the issuance of an aggregate of 27,430 Ordinary Shares upon the settlement of RSUs from July through September 2025, our pro forma net tangible book value estimated at June 30, 2025 would have been approximately $13.05 million, representing $2.31 per Ordinary Share.

After giving effect to the issuance of up to 98,589 Ordinary Shares issued upon the exercise of the IPO Warrants, for aggregate net proceeds of $15.8 million (assuming an exercise price of $160.00 per Ordinary Share following the Exercise Price Adjustment), and the exercise of the Underwriter’s Warrants, our pro forma as adjusted net tangible book value estimated at June 30, 2025 would have been approximately $29.8 million, representing $5.19 per Ordinary Share. This represents an immediate increase in historical net tangible book value of $3.52 per Ordinary Share to existing shareholders and an immediate average dilution in net tangible book value of $160.96 per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the average price per Ordinary Share paid by these purchasers and net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to investors in this offering:

Exercise price per Warrant	$160.00
Exercise price per Underwriter’s Warrant	$424.80
Pro forma net tangible book value per Ordinary Share	$2.31
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$5.19
Dilution per Ordinary Share to new investors	$160.96
Percentage of dilution in net tangible book value per Ordinary Share for new investors	96.9%

Except as otherwise indicated above, the above discussion and table is based on 2,287,833 Ordinary Shares outstanding as of June 30, 2025, and excludes as of such date:

●	22,222 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Plan, at a weighted average exercise price of $31.62 per Ordinary Share, of which 17,085 were vested as of September 25, 2025;

●	277 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $180.00 per Ordinary Share, and an additional 295 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $338.40 per Ordinary Share;

●	3 Ordinary Shares reserved for issuance under the SEPA;

●	564,059 Ordinary Shares issuable upon the settlement of RSUs granted to certain employees, directors and consultants under the 2024 Plan;

●	12,976 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	62,500 Ordinary Shares reserved for future issuance under the 2024 Purchase Plan;

●	3,322,000 Ordinary Shares issuable upon the exercise of warrants agreed to be issued under a warrant inducement agreement entered into August 2025, subject to shareholder approval before issuance;

●	157,627 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	1,000,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $4.00 per share; and

●	670,000 Ordinary Shares issuable upon exercise of the warrants at an exercise price of $6.00 per share.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of the Company, and the provisions of our amended and restated articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares

As of September 25, 2025, our authorized share capital consists of 50,000,000 Ordinary Shares, no par value per share, of which 5,646,263 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and IPO Warrants have been listed on the Nasdaq Capital Market under the symbol “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants, Options and RSUs

As of September 25, 2025, we have issued and outstanding IPO Warrants to purchase an aggregate of 98,589 Ordinary Shares, which are exercisable until September 12, 2027, at an exercise price of $160.00 per Ordinary Share. The IPO Warrants were issued as part of our IPO and have been listed on the Nasdaq Capital Market under the symbol “WLDSW” since September 13, 2022.

In addition, as of September 25, 2025, we have issued and outstanding, Underwriter’s Warrants to purchase an aggregate of 2,344 Ordinary Shares, which are exercisable until September 12, 2027, at an exercise price of $424.80 per Ordinary Share.

In addition, as of September 25, 2025, we have issued and outstanding 277 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $180.00 per Ordinary Share, and an additional 295 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $338.40 per Ordinary Share.

As of September 25, 2025, we have issued: (i) options to purchase an aggregate of 22,222 Ordinary Shares to certain employees, directors and consultants, under our 2015 Plan, at a weighted average exercise price of $31.62 per Ordinary Share. An additional 12,976 Ordinary Shares are reserved for future issuance under our 2015 Plan and 62,500 Ordinary Shares are reserved for future issuance under our 2024 Purchase Plan; and (ii) RSUs convertible to 564,059 Ordinary Share to directors, employees and consultants under our 2024 Plan. An additional 157,627 Ordinary Shares are reserved for future issuance under the 2024 Plan.

On August 7, 2025, in connection with a warrant inducement we agreed to issue to a certain investor warrants to purchase up to an aggregate of 3,322,000 Ordinary Shares at an exercise price of $1.71 per share, or the New Warrants. The issuance of the New Warrants is subject to shareholder approval. The New Warrants will be exercisable immediately on the date of the shareholder approval and will expire five years from the date of issuance.

On September 12, 2025, we issued to an investor, in a private placement, warrants to purchase up to an aggregate of 1,000,000 Ordinary Shares at an exercise price of $4.00 per Ordinary Share.

On September 15, 2025, we issued to an investor, in a private placement, warrants to purchase up to an aggregate of 670,000 Ordinary Shares at an exercise price of $6.00 per Ordinary Share.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Our amended and restated articles of association provide for a staggered board of directors consisting of three classes of directors. Our directors are generally elected and/or re-elected by the general meeting and, other than under certain exceptions, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to deemed to be re-elected is generally the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding.

However, under exemptions applicable to Israeli companies whose securities are listed for trade on stock exchanges outside of Israel, or the Exemptions Regulations, the board of directors of an Israeli company shall convene a special meeting at the request of one or more shareholders holding at least 10% of the issued and outstanding share capital, and at least 1% of the voting rights in the company, or one or more shareholders holding at least 10% of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than 10%, then the Non Exempted Holding shall apply.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter on the agenda of the general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such matter at the general meeting of shareholders. However, under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include a nomination of a candidate for a position on the board of directors or the termination of a director, as an item on the agenda of a future general meeting, provided that the shareholder holds at least 5% of the voting rights of the company.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the Company by the court and voluntary dissolution of the Company in a regular or an expedited procedure.

Notices

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The provisions of the Companies Law and the regulations promulgated thereunder require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 (as applicable) days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place; (ii) to such other date, time and place as prescribed in the notice to the shareholders and at such adjourned meeting; or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). At such adjourned meeting, any number of shareholders participating in the meeting shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

 Adoption of Resolutions

Our amended and restated articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our amended and restated articles of association, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

Our amended and restated articles of association provide that the enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify, derogate or cancel the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our amended and restated articles of association. In certain circumstances the warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a special tender offer shall not apply if the law applicable to companies incorporated in the country in which the foreign company is listed for trade includes restrictions on the acquisition of control of any portion of the company, or that the acquisition of control requires the purchaser to conduct a tender offer to the company’s shareholders.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall generally be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

Warrants

The following summary of certain terms and provisions of the IPO Warrants and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of Warrant, both of which are filed as exhibits to the 2024 Annual Report.

Exercisability

The IPO Warrants are exercisable at any time after their original issuance, or until September 12, 2022, and at any time up to the date that is five years after their original issuance, or until September 12, 2027. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company.

Exercise Price

The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants $320.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. Subject to certain exemptions outlined in the Warrant, for a period until two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sell, enter into an agreement to sell and subsequently sells, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition the subsequently closes) any Ordinary Shares or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the Initial Exercise Price. On the date that is 90 calendar days immediately following the initial issuance date of the IPO Warrants, the exercise price of the IPO Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the IPO Warrants on the issuance date or (b) 100% of the lowest volume weighted average price per Ordinary Share occurring on any day between the initial exercise date of the IPO Warrants and 90 calendar days following the issuance date of the IPO Warrants. The lowest Reset Price is $160.00, which is 50% of the Initial Exercise Price.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $160.00 for the IPO Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the IPO Warrants), the IPO Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the IPO Warrants to $160.00.

Transferability

Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

Warrant Agent

The IPO Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and the Company. The IPO Warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of the Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding Ordinary Shares, the holders of the IPO Warrants will be entitled to receive upon exercise of the IPO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the IPO Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the IPO Warrants. The holders of the IPO Warrants may also require the Company or any successor entity to purchase the IPO Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the Warrant) equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of the fundamental transaction.

Home Country Practice

For so long as any of the IPO Warrants remains outstanding, the Company will elect to follow home country practice in lieu of any rules and regulations of the trading market that would limit the Company’s ability to effect the provisions of the IPO Warrants, including but not limited to shareholder approval rules related to the issuance of securities or adjustment of terms of this Warrant for the benefit of warrant holders.

Rights as a Shareholder

Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of the Company’s Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of the Company’s Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law

The IPO Warrants and the warrant agent agreement are governed by New York law.

Underwriter’s Warrants

The following summary of certain terms and provisions of the Underwriter’s Warrant, is subject to, and qualified in its entirety by, the provisions of the form of Underwriter’s Warrant which was filed as an exhibit to the 2024 Annual Report.

As part of our IPO on the Nasdaq Capital Market, we issued the Underwriter’s warrant to the underwriter. The Underwriter’s Warrants are exercisable at $424.80 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027. The Underwriter’s Warrants have been deemed compensation by FINRA and were therefore subject to a six-month lock-up pursuant to Rule 5110 of FINRA. Furthermore, such Underwriter’s Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the ordinary shares underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis and have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

PLAN OF DISTRIBUTION

This prospectus relates to the issuance of up to 100,933 Ordinary Shares upon the exercise of the following warrants, issued by us on September 15, 2022 as part of our IPO: (i) IPO Warrants to purchase up to 98,589 Ordinary Shares (including IPO Warrants to purchase up to 14,062 Ordinary Shares issued following the partial exercise of the over-allotment option granted to the Underwriter, in connection with the IPO) , and (ii) Underwriter’s Warrants issued to the Underwriter to purchase up to 2,344 Ordinary Shares. The ongoing offer and sale by us of the Ordinary Shares issuable upon exercise of the IPO Warrants and Underwriter’s is being made pursuant to this prospectus.

We will deliver Ordinary Shares upon exercise of the IPO Warrants and Underwriter’s Warrants. We will not issue fractional Ordinary Shares. Each Warrant contains instructions for the exercise of such Warrant. In order to exercise a Warrant, the holder must deliver the information required by the applicable warrant agreement, along with payment of the exercise price, if the exercise price is being paid in cash, for the Ordinary Shares to be purchased. We will then deliver our Ordinary Shares in the manner described in the applicable warrant agreement.

Aegis Capital Corp., or Aegis, acted as the sole book-running manager of the IPO. Under the terms of an underwriting agreement we entered with Aegis dated September 12, 2022, we granted Aegis an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 7,031 additional Ordinary Shares and/or up to 14,062 over-allotment IPO Warrants, which expired on October 27, 2022, to cover over-allotments, if any. On September 13, 2022, the Underwriter partially exercised the over-allotment option with respect to IPO Warrants to purchase up to 14,062 Ordinary Shares.

As additional compensation to Aegis, we issued to Aegis Underwriter’s Warrants to purchase up to 2,344 Ordinary Shares (5.0% of the number of Ordinary Shares issued in the IPO), at an exercise price per share equal to $424.80 (125.0% of the IPO price). The Underwriter’s Warrants and the underlying Ordinary Shares will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110.

The Underwriter’s Warrants became exercisable from the date that is six months from the commencement of the sales of the offering, or March 12, 2023, and will expire four years and six months after such date, or until September 12, 2027, in compliance with FINRA Rule 5110(g)(8)(A). Furthermore, such Underwriter’s Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the ordinary shares underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis and have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Indemnification

We have agreed to indemnify Aegis, its affiliates, and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the IPO undertaken in good faith.

Other Relationships

Aegis may in the future provide us and our affiliates with such services.

In connection with our IPO, we entered into an underwriting agreement with Aegis pursuant to which we paid Aegis an aggregate of $1,275,000 in commissions and non-accountable expenses. In addition, we issued Aegis warrants to purchase five percent (5%) of the Ordinary Shares issued in the IPO at an exercise price per share equal to 125% of the public offering price.

In connection with an underwritten offering, on November 9, 2023, we entered into an underwriting agreement with Aegis pursuant to which we issued and sold to Aegis 55,556 Ordinary Shares, at a purchase price of $36.00 per Ordinary Share, for aggregate gross proceeds of approximately $2.0 million, and paid Aegis an aggregate of $215,000 in commissions and non-accountable expenses.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

Set forth below is an itemization of the total expenses, incurred and paid in connection with the offer and sale of our securities by us pursuant to the IPO and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$8,462.30
Nasdaq listing fee	$75,000.00
FINRA filing fee	$14,193.05
Transfer agent fees and expenses	$3,000.00
Directors and officers insurance	$495,000.00
Printer fees and expenses	$20,000.00
Legal fees and expenses	$650,000.00
Accounting and professional fees and expenses	$422,000.00
Miscellaneous	$58,000.00
Total	$1,745,655.35

LEGAL MATTERS

Certain legal matters concerning the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Sullivan& Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Wearable Devices Ltd. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 incorporated by reference in this prospectus have been incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment are not contrary to the public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty under the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the IPO. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on a Report of Foreign Private Issuer on Form 6-K, unaudited six-month financial information.

We maintain a corporate website at www.wearabledevices.co.il. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 20, 2025; and

(2)	Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 7, 2025, April 23, 2025, April 30, 2025, May 22, 2025, August 4, 2025 (with respect to the first four, sixth, and seventh paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), August 7, 2025, August 11, 2025 (with respect to the first two, fourth, and fifth paragraphs and section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); September 9, 2025 (other than the second, third, fourth and fifth paragraphs in the press release attached as Exhibit 99.3); September 10, 2025 (with respect to the first six and ninth paragraph and the section titled “Forward-Looking Statements Disclaimer” in the press release attached as Exhibit 99.1); September 11, 2025; September 15, 2025; September 19, 2025; and September 25, 2025; and

(3)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on September 9, 2022, as amended by Exhibit 2.7 to our 2024 Annual Report, and including any other amendments and reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa Street, Yokne’am Illit, 2066736, Israel, Attention: Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to add provisions in the articles of association to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to certain office holders or under certain circumstances, also by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since March 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

In September 2022, we issued warrants to purchase up to 295 ordinary shares of the Company, no par value per share, or Ordinary Shares, issued to an advisor, at an exercise price of $338.40 per Ordinary Share.

In February 2023, we issued a total of 2,114 Ordinary Shares to Alpha Capital Anstalt, or Alpha, and certain other investors pursuant to the terms of their April 2021 share purchase agreements with us, as amended by the June 2022 written consent with Alpha.

On June 6, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or YA, a fund managed by Yorkville Advisors Global, L.P. Pursuant to the terms of the SEPA, YA committed to purchase up to $10.0 million of Ordinary Shares, at any time during the three-year period following the execution date of the SEPA. To date we have sold 307,175 Ordinary Shares for aggregate gross proceeds of $4.6 million.

On November 27, 2024, concurrently with a registered direct offering for the issuance and sale of 63,000 Ordinary Shares and pre-funded warrants to purchase up to 142,500 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, or the November 2024 Warrants, to purchase up to 205,500 Ordinary Shares, at a combined purchase price of $9.00 per Ordinary Share and accompanying November 2024 Warrant and a combined purchase price of $8.9996 per pre-funded warrant and accompanying November 2024 Warrant. We received aggregate gross proceeds of approximately $1.85 million, before deducting placement agent fees and other offering expenses. The November 2024 Warrants issued pursuant to the private placement had an exercise price of $10.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations). The exercise price was subsequently reduced to $4.00.

On April 30, 2025, we closed a warrant inducement transaction with a single institutional investor whereby the investor agreed to exercise for cash (i) warrants to purchase up to 205,500 Ordinary Shares, originally issued on November 27, 2024, and (ii) warrants to purchase up to 625,000 Ordinary Shares, originally issued on January 30, 2025 at a reduced exercise price of $1.45 per share, or the April 2025 Inducement Warrants. In consideration for the immediate exercise of the Existing Warrants, we issued to the investor warrants to purchase up to an aggregate of 1,661,000 Ordinary Shares at an exercise price of $1.45 per share, or the April 2025 Inducement Warrants. We received aggregate gross proceeds of approximately $1.4 million, before deducting fees and other offering expenses. The April 2025 Inducement Warrants were exercisable immediately upon issuance and expire five years from the date of issuance.

On August 7, 2025, we closed a warrant inducement transaction with a single institutional investor whereby the investor agreed to exercise for cash the April 2025 Inducement Warrants at an exercise price of $1.45 per share. In consideration for the immediate exercise of the April 2025 Inducement Warrants, we agreed to issue to the investor warrants to purchase up to an aggregate of 3,322,000 Ordinary Shares at an exercise price of $1.71 per share, or the New Warrants. We received aggregate gross proceeds of approximately $2.4 million, before deducting fees and other offering expenses. The issuance of the New Warrants is subject to shareholder approval. The New Warrants will be exercisable immediately on the date of the shareholder approval and will expire five years from the date of issuance.

On September 12, 2025, concurrently with a registered direct offering for the issuance and sale of 440,000 Ordinary Shares and pre-funded warrants to purchase up to 560,000 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, to purchase up to 1,000,000 Ordinary Shares, at a combined purchase price of $4.00 per Ordinary Share and accompanying warrant and a combined purchase price of $3.9999 per pre-funded warrant and accompanying warrant. We received aggregate gross proceeds of approximately $4.00 million, before deducting placement agent fees and other offering expenses. The warrants issued pursuant to the private placement had an exercise price of $4.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations).

On September 15, 2025, concurrently with a registered direct offering for the issuance and sale of 440,000 Ordinary Shares and pre-funded warrants to purchase up to 230,000 Ordinary Shares, we closed a concurrent private placement for the sale of warrants, to purchase up to 670,000 Ordinary Shares, at a combined purchase price of $6.00 per Ordinary Share and accompanying warrant and a combined purchase price of $5.9999 per pre-funded warrant and accompanying warrant. We received aggregate gross proceeds of approximately $4.02 million, before deducting placement agent fees and other offering expenses. The warrants issued pursuant to the private placement had an exercise price of $6.00 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance (subject to certain beneficial ownership limitations).

Since September 2022, we have granted to our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 11,831 Ordinary Shares under our 2015 Share Option Plan, with an exercise prices ranging between $7.63 and $105.60 per share. As of September 25, 2025, 4,660 options granted to directors, officers and employees were exercised, and 5,495 options forfeited, such that the total outstanding amount of options allocated or granted to directors, consultants and service providers, officers and employees as of September 25, 2025 is 22,222.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement by and among Wearable Devices Ltd. and the underwriters named therein (filed as Exhibit 1.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).

3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 99.2 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).

4.1	Form of Representative’s Warrant. (filed as Exhibit 4.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

4.2	Form of Warrant Agent Agreement (filed as Exhibit 4.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

4.2	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).

4.3	Form of New Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on August 7, 2025 and incorporated herein by reference).

4.4	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

4.6	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.

5.2*	Opinion of Sullivan & Worcester LLP, U.S counsel to Wearable Devices Ltd.

10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.2	Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).

10.3	First Amendment to Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 30, 2023 and incorporated herein by reference)

10.4	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt (filed as Exhibit 10.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.5#	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority (filed as Exhibit 10.4 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.6	Amended and Restated Compensation Policy for the Company’s Executive Officers and Directors (filed as Exhibit 99.1 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).

10.7	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.6 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.8	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.8 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.9	Standby Equity Purchase Agreement, dated June 7, 2024 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).

10.10	Wearable Devices Ltd. 2024 Global Equity Incentive Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).

10.11	Wearable Devices Ltd. 2024 Employee Stock Purchase Plan (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).

10.12	Form of Inducement Letter (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on August 7, 2025 and incorporated herein by reference).

10.13	Securities Purchase Agreement, dated September 11, 2025, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

10.14	Placement Agent Agreement, dated September 11, 2025, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on September 11, 2025 and incorporated herein by reference).

10.15	Securities Purchase Agreement, dated September 12, 2025, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

10.16	Placement Agent Agreement, dated September 12, 2025, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) furnished on September 15, 2025 and incorporated herein by reference).

21.1	Subsidiaries of Wearable Devices Ltd. (filed as Exhibit 21.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

23.1**	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.

23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)

23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.
#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

	A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on September 29, 2025.

WEARABLE DEVICES LTD.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Chairman of Board of Directors	September 29, 2025
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	September 29, 2025
Alon Mualem	(Principal Financial and Accounting Officer)

*	Director	September 29, 2025
Eli Bachar

*	Director	September 29, 2025
Yaacov Goldman

*	Director	September 29, 2025
Ilana Lurie

*	Director	September 29, 2025
Guy Wagner

*By:	/s/ Asher Dahan	September 29, 2025
Name:	Asher Dahan
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on September 29, 2025.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director